Exhibit 99.1

VIPER ENERGY PARTNERS LP, A SUBSIDIARY OF DIAMONDBACK ENERGY, INC., REPORTS THIRD QUARTER 2015 CASH DISTRIBUTIONS AND FINANCIAL AND OPERATING RESULTS AND PROVIDES UPDATED 2015 GUIDANCE

MIDLAND, Texas, November 3, 2015 (GLOBE NEWSWIRE) -- Viper Energy Partners LP (NASDAQ:VNOM) ("Viper" or the “Company”), a subsidiary of Diamondback Energy, Inc. (NASDAQ:FANG) ("Diamondback"), today announced third quarter 2015 cash distributions and financial and operating results for the third quarter ended September 30, 2015 and provided updated 2015 guidance.

HIGHLIGHTS

•
The Board of Directors of Viper’s general partner has declared a cash distribution for the three months ended September 30, 2015 of $0.20 per common unit, payable on November 20, 2015, to unitholders of record at the close of business on November 13, 2015. This represents an approximate 5% yield when annualized based on the closing price for Viper’s common units on October 30, 2015.

•	The Company has increased its full year 2015 production guidance to a range of 5,000 to 5,200 boe/d from prior guidance range of 4,800 to 5,100 boe/d.

•	Third quarter 2015 production was 5,715 boe/d, up 70% from 3,366 boe/d in the third quarter of 2014.

•
Viper had $29.0 million outstanding under its credit agreement with a borrowing base of $175.0 million as of September 30, 2015. The agent lender under its revolving credit facility has recommended a borrowing base increase to $200.0 million.

•	Net income was $6.4 million and Adjusted EBITDA (as defined below) was $16.5 million, for the three months ended September 30, 2015.

•
During the third quarter of 2015, the operators of Viper’s Spanish Trail mineral interests brought online 13 gross horizontal wells (40 gross completions year to date), including one Middle Spraberry, five Lower Spraberry, three Wolfcamp A, and four Wolfcamp B.

PRODUCTION UPDATE

Production attributable to Viper’s mineral interests was 525.8 Mboe, or 5,715 boe/d, for the third quarter of 2015, up 70% from 309.7 Mboe, or 3,366 boe/d, for the third quarter of 2014. The production mix was comprised of 75% oil, 15% natural gas liquids and 10% natural gas in the third quarter of 2015.

“Viper declared a $0.20 per common unit distribution to its unitholders, representing an approximate 5% yield when annualized based on the closing price for Viper’s common units on October 30, 2015. We have increased production guidance for the third time this year to a range of 5,000 to 5,200 boe/d. As a result of a 70% increase in production, the quarterly distribution has remained resilient since the third quarter of 2014 despite a 50% decrease in realized prices . Our Spanish Trail acreage will continue to provide organic growth as it has some of the best returns in the Permian Basin, and the operators continue to delineate new zones such as the Wolfcamp A and Middle Spraberry. With no hedges, lease operating expenses or capital expenditures, a rebound in commodity prices should translate into more cash available for distribution," stated Travis Stice, Chief Executive Officer of Viper's general partner.

FULL YEAR 2015 GUIDANCE

Below is Viper’s full year 2015 guidance which has been updated to reflect increased production guidance as well as lowered DD&A guidance.

Viper Energy Partners

Total Net Production – MBoe/d	5.0 – 5.2

Unit costs ($/boe)
Lease Operating Expenses	$—
DD&A	$17.00-$19.00
G&A
Cash G&A	$1.00-$2.00
Non-Cash Unit-Based Compensation	$2.00-$3.00

Production and Ad Valorem Taxes (% of Revenue) (a)	7.5%

Capital Budget ($ - Million)
2015 Capital Spend	$—

(a)	Includes production taxes of 4.6% for crude oil and 7.5% for natural gas and NGLs and ad valorem taxes.

CONFERENCE CALL
Diamondback and Viper will host a joint conference call and webcast for investors and analysts to discuss their results for the quarter on Wednesday, November 4, 2015 at 10:00 a.m. CT. Participants should call (877) 440-7573 (United States/Canada) or (253) 237-1144 (International) and use the confirmation code 69325392. A telephonic replay will be available from 1:00 p.m. CT on Wednesday, November 4, 2015 through Monday, November 9, 2015 at 10:59 p.m. CT. To access the replay, call (855) 859-2056 (United States/Canada) or (404) 537-3406 (International) and enter confirmation code 69325392. A live broadcast of the earnings conference call will also be available via the internet at www.diamondbackenergy.com under the “Investor Relations” section of the site. A replay will also be available on the website following the call.

About Viper Energy Partners LP

Viper is a limited partnership formed by Diamondback to own, acquire and exploit oil and natural gas properties in North America, with a focus on the Permian Basin.

About Diamondback Energy, Inc.
Diamondback is an independent oil and natural gas company headquartered in Midland, Texas focused on the acquisition, development, exploration and exploitation of unconventional, onshore oil and natural gas reserves in the Permian Basin in West Texas. Diamondback's activities are primarily focused on the horizontal exploitation of multiple intervals within the Wolfcamp, Spraberry, Clearfork and Cline formations.
Forward-Looking Statements

This news release contains forward-looking statements within the meaning of the federal securities laws. All statements, other than historical facts, that address activities that Viper assumes, plans, expects, believes, intends or anticipates (and other similar expressions) will, should or may occur in the future are forward-looking statements. The forward-looking statements are based on management’s current beliefs, based on currently available information, as to the outcome and timing of future events. These forward-looking statements involve certain risks and uncertainties that could cause the results to differ materially from those expected by the management of Viper. Information concerning these risks and other factors can be found in Viper’s filings with the Securities and Exchange Commission, including its Forms 10-K, 10-Q and 8-K, which can be obtained free of charge on the Securities and Exchange Commission’s web site at http://www.sec.gov. Viper undertakes no obligation to update or revise any forward-looking statement.

Viper Energy Partners LP
Consolidated Statements of Operations
(unaudited, in thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014*

	(In thousands, except per unit amounts)
Royalty income	18,777	22,767	$54,941	$55,869
Costs and expenses:
Production and ad valorem taxes	1,686	1,478	4,431	3,791
Gathering and transportation	167	—	167	—
Depletion	8,737	7,971	26,587	19,602
General and administrative expenses	1,531	1,250	4,126	1,535
General and administrative expenses—related party	111	893	375	1,049
Total costs and expenses	12,232	11,592	35,686	25,977
Income from operations	6,545	11,175	19,255	29,892
Other income (expense)
Interest expense	(358)	(317)	(733)	(317)
Interest expense—related party, net of capitalized interest	—	—	—	(10,755)
Other income	168	11	960	11
Total other income (expense), net	(190)	(306)	227	(11,061)
Net income	6,355	10,869	19,482	18,831
Allocation of net income:
Net income attributable to the period January 1, 2014 through June 22, 2014				$7,021
Net income attributable to the period June 23, 2014 through September 30, 2014				11,810
				$18,831
Net income attributable to common limited partners per unit:
Basic and Diluted*	$0.08	$0.14	$0.24	$0.15
Weighted average number of limited partner units outstanding
Basic*	79,721	76,618	79,713	76,589
Diluted*	79,730	77,235	79,728	76,659
*2014 information presented is attributable to the period June 23, 2014 through September 30, 2014.

Viper Energy Partners LP
Selected Operating Data
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014
Production Data:
Oil (Bbls)	391,757	233,971	1,085,993	553,675
Natural gas (Mcf)	316,323	199,877	775,445	438,909
Natural gas liquids (Bbls)	81,339	42,410	186,295	99,213
Combined volumes(1)(2) (BOE)	525,817	309,694	1,401,529	726,040
Daily combined volumes (BOE/d)	5,715	3,366	5,134	2,659
% Oil	75%	75%	77%	76%

Average sales prices:
Oil, realized ($/Bbl)	$44.17	$88.69	$47.10	$92.06
Natural gas realized ($/Mcf)	2.43	4.07	2.39	4.34
Natural gas liquids ($/Bbl)	8.66	28.37	10.44	30.17
Average price realized ($/BOE)	35.71	73.51	39.20	76.95

Average costs per BOE:
Production and ad valorem taxes	$3.21	$4.77	$3.16	$5.22
Gathering and transportation expense	$0.32	$—	$0.12	$—
Interest expense	$0.68	$1.02	$0.52	$15.25
General and administrative	$3.12	$6.92	$3.21	$3.56
Depletion	$16.62	$25.74	$18.97	$27.00
Total	$23.95	$38.45	$25.98	$51.03

Components of general and administrative expense:
General and administrative - cash component	$1.07	$4.07	$1.10	$2.17
General and administrative - non-cash unit-based compensation	2.05	2.85	2.11	1.39

(1)	Bbl equivalents are calculated using a conversion rate of six Mcf per one Bbl.

(2)	The volumes presented are based on actual results and are not calculated using the rounded numbers in the table above.

NON-GAAP FINANCIAL MEASURES
Adjusted EBITDA is a supplemental non-GAAP financial measure that is used by management and external users of our financial statements, such as industry analysts, investors, lenders and rating agencies. Viper defines Adjusted EBITDA as net income plus interest expense, net of capitalized interest, non-cash unit-based compensation expense and depletion. Adjusted EBITDA is not a measure of net income (loss) as determined by United States’ generally accepted accounting principles, or GAAP. Management believes Adjusted EBITDA is useful because it allows it to more effectively evaluate Viper’s operating performance and compare the results of its operations from period to period without regard to its financing methods or capital structure. Adjusted EBITDA should not be considered as an alternative to, or more meaningful than, net income as determined in accordance with GAAP or as an indicator of Viper’s operating performance or liquidity. Certain items excluded from Adjusted EBITDA are significant components in understanding and assessing a company’s financial performance, such as a company’s cost of capital and tax structure, as well as the historic costs of depreciable assets, none of which are components of Adjusted EBITDA. Viper defines cash available for distribution generally as an amount equal to its Adjusted EBITDA for the applicable quarter less cash needed for debt service and other contractual obligations and fixed charges and reserves for future operating or capital needs that the board of directors of Viper’s general partner may deem appropriate. Viper’s computations of Adjusted EBITDA and cash available for distribution may not be comparable to other similarly titled measures of other companies or to such measure in its credit facility or any of its other contracts.
The following tables present a reconciliation of the non-GAAP financial measures of Adjusted EBITDA and cash available for distribution to the GAAP financial measure of net income.

Viper Energy Partners LP
(unaudited, in thousands, except per share data)

	Three Months Ended September 30,	Nine Months Ended September 30,	Period from June 23, 2014 through September 30, 2014
	2015	2015

Net Income	$6,355	$19,482	$11,810
Interest expense, net of capitalized interest	358	733	317
Non-cash unit-based compensation expense	1,077	2,956	1,011
Depletion	8,737	26,587	8,251
Adjusted EBITDA	$16,527	$49,758	$21,389

Adjustments to reconcile Adjusted EBITDA to cash available for distribution:
Debt service, contractual obligations, fixed charges and reserves	(252)	(787)	(1,542)
Cash available for distribution	$16,275	$48,971	$19,847

Limited Partner units outstanding	79,726	79,726	79,700

Cash available for distribution per limited partner unit	$0.20	$0.61	$0.25

Investor Contact:
Adam Lawlis
+1 432.221.7467
alawlis@viperenergy.com

Source: Viper Energy Partners LP; Diamondback Energy, Inc.